SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

January 31, 2010
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Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
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(Exact name of registrant as specified in its charter)

Delaware
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(State or other jurisdiction of incorporation)

333-131875 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
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(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers ; Compensatory Arrangements of Certain Officers

On January 31, 2010, Inc. ("Zion" or the "Company") appointed William L. Ottaviani as President and Chief Operating Officer of the Company.  Mr. Ottaviani, age 49, a petroleum engineer by training, served as Chief Operating Officer at Rex Energy Corporation from November 2007 to September 2009. From September 2009 to the present, he has been working as an independent consultant. From 1982 until 2007, Mr. Ottaviani served in various management, engineering, operational and staff assignments for Chevron and its affiliated companies, with assignments in California, Louisiana, Indonesia and Angola.  During his Angola assignment from 2002 until 2007, Mr. Ottaviani served as both a Senior Petroleum Engineering Advisor and Asset Development Manager.  He received his Bachelor of Science degree in Petroleum and Natural Gas Engineering from Pennsylvania State University and his M.B.A. from California State University, Bakersfield.

In connection with Mr. Ottaviani’s appointment, on January 30, 2010, the Company entered into an Employment Agreement with Mr. Ottaviani (the “Employment Agreement”), which became effective as of January 1, 2010, pursuant to which Mr. Ottaviani will be paid an annual salary of $250,000, payable monthly (notwithstanding which , consistent with the current arrangement with the Company's senior officers where only up to 80% of their respective salaries are paid (up to $15,500 per month) with the remainder deferred until such time as the Company's cash position permits payment of salary in full without interfering with the Company's ability to pursue its plan of operations, Mr. Ottaviani has agreed to be paid $15,500 per month with the remaining amounts due on account of his salary to be deferred as described). The employment agreement has an initial term which continues through December 31, 2011. At the expiration of the specified initial term of the agreement, the Company will consider extending the term thereof.

Mr. Ottaviani will be working out of an office in the vicinity of his residence in State College, Pennsylvania. The Company will be paying the reasonable expenses incurred by Mr. Ottaviani in connection with such office, including the retention of a part-time office assistant. It is anticipated that Mr. Ottaviani will commute to Israel, as necessary.

The Employment Agreement provides that subject to the entry into an Option Award Agreement, Mr. Ottaviani be awarded under the Company’s 2005 Stock Option Plan, at the end of each calendar quarter beginning with the quarter ended March 31, 2010, fully vested options at a per share exercise price of $0.01 to purchase such number of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as shall equal $12,500 divided by closing price on the last trading day of the respective calendar quarter of the Company’s publicly traded share of Common Stock, but in no event less than $5.00 per share.

Mr. Ottaviani can terminate the employment agreement and the relationship thereunder at any time upon 60 business days' notice. If during the initial term the Company were to terminate the agreement for any reason other than "Just Cause" (as defined the employment agreement), then, if such termination occurs at any time on or after July 2, 2010, the Company is to pay to Mr. Ottaviani three months’ salary, as well as all bonuses and benefits earned and accrued through such date. If such termination occurs during a renewal term (assuming the Company renews the agreement after the expiration of the initial term ending on December 31, 2011), Mr. Ottaviani is to receive six months’ salary, as well as all bonuses and benefits earned and accrued through such date. Mr. Ottaviani may also terminate the employment agreement for "Good Reason" (as defined in the employment agreement), whereupon he will be entitled to the same benefits as if the Company had terminated the agreement for any reason other than Just Cause. The Employment Agreement provides for customary protections of the Company's confidential information and intellectual property.

The Employment Agreement also provides that upon the approval of the Board of Directors of the Company upon the review and recommendation of the relevant committee of the Board of Directors, Mr. Ottaviani shall be elected to the Board of Directors of the Company, subject to the requirement that he stand for re-election at the annual meeting of shareholders of the Company held after his appointment. Mr. Ottaviani shall not be entitled to receive compensation for his services on the Board of Directors of the Company.

The foregoing summary of certain provisions of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.

Attached hereto as Exhibit 99.1 is a copy of the press release that the Company issued in connection with this appointment.

Item 9.01(d): Exhibits

10.1	Employment Agreement dated as of January 1, 2010 between Zion Oil & Gas, Inc. and William L. Ottaviani

99.1	Press Release dated February 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: February 1, 2010

Zion Oil and Gas, Inc.

By: /s/ Richard Rinberg

Richard Rinberg

Chief Executive Officer